Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Internet America, Inc.’s filing on Form 8-K/A of our report dated March 10, 2007 related to the financial statements of TeleShare Communications Services, Inc. as of and for the years ended December 31, 2006 and 2005 (which report expresses an unqualified opinion), appearing in this Current Report on Form 8-K/A of Internet America, Inc.

/s/ AXLEY & RODE, LLP
Lufkin, Texas
October 10, 2007